As filed with the Securities and Exchange Commission on May 13, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ALLEGIANT TRAVEL COMPANY
(Exact name of registrant as specified in its charter)

Nevada	20-4745737
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1201 North Town Center Drive Las Vegas, Nevada	89144
(Address of principal executive offices)	(Zip Code)

SCA Acquisitions Holdings, LLC Amended and Restated Incentive Equity Plan
Sun Country Airlines Holdings, Inc. 2021 Omnibus Incentive Plan
(Full titles of the plans)

Robert B. Goldberg
Senior Vice President, Senior Counsel
Allegiant Travel Company
1201 North Town Center Drive
Las Vegas, Nevada 89144
(702) 830-8877

(Name, address and telephone of agent for service)

Copies to:

Richard Oliver
Micah Kegley
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, DC 20005
(202) 371-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Allegiant Travel Company (the “Registrant”) is filing this Registration Statement on Form S-8 to register up to 874,302 shares of common stock, par value $0.001 per share (“Registrant Common Stock”), issuable in connection with the SCA Acquisitions Holdings, LLC Amended and Restated Incentive Equity Plan, dated as of July 1, 2019 (the “2019 Plan”) and the Sun Country Airlines Holdings, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”, and together with the 2019 Plan, the “Plans”), under the Securities Act of 1933, as amended (the “Securities Act”).

On January 11, 2026, the Registrant, Sun Country Airlines Holdings, Inc., a Delaware corporation (“Sun Country”) Mirage Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Allegiant (“Merger Sub 1”), and Sawdust Merger Sub, LLC, a Nevada limited liability company and a direct wholly owned subsidiary of Allegiant (“Merger Sub 2”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), providing for the merger of Merger Sub 1 with and into Sun Country (the “First Merger”), with Sun Country surviving the First Merger as a direct wholly owned subsidiary of Allegiant, and immediately following the effective time of the First Merger, the merger of Sun Country with and into Merger Sub 2 (the “Second Merger”), with Merger Sub 2 surviving the Second Merger as a direct, wholly owned subsidiary of Allegiant.

Pursuant to and subject to the terms of the Merger Agreement, the Registrant assumed the Plans in accordance with their terms, including certain options and restricted stock units of Sun Country outstanding under the Plans (the “Options” and “Restricted Stock Units,” respectively), which are payable in shares of the Registrant’s Common Stock, subject to the terms and conditions of the underlying Plans. The aggregate number of the Registrant’s Common Stock subject to the Options and Restricted Stock Units under the 2019 Plan is 324,059 shares and under the 2021 Plan is 268,627 shares. In addition, the Registrant has reserved 281,616 shares of Registrant Common Stock, which constituted an unused share reserve under the 2021 Plan, that may be issued for future awards granted by the Registrant under the Registrant’s plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements to this Registration Statement pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this Registration Statement by reference:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as amended by the Annual Report on Form 10-K/A filed with the Commission on March 26, 2026;

•	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the Commission on May 6, 2026;

•
The Registrant’s Current Reports on Form 8-K filed on January 11, 2026, March 16, 2026, April 15, 2026, April 20, 2026, April 28, 2026, April 30, 2026, and May 8, 2026 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

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•	The description of the Registrant’s Common Stock set forth in Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant’s articles of incorporation provide that directors of the Registrant will not be personally liable for monetary damages to the Registrant for certain breaches of fiduciary duty as directors to the fullest extent allowable by Nevada law. Under Nevada law, subject to specified exceptions (including approval of certain dividends or distributions), or unless the articles of incorporation provide for greater individual liability, a director or officer is not individually liable to the Registrant or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer other than in circumstances where (i) the director or officer has failed to act in good faith, on an informed basis and with a view to the interests of the corporation, (ii) the act or failure to act of the director or officer is proven to have been a breach of his or her fiduciary duties as a director or officer, and (iii) such breach is proven to have involved intentional misconduct, fraud, or a knowing violation of law. Directors and officers, in deciding upon matters of business, are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation; that presumption must be rebutted for a director or officer to be individually liable. In appropriate circumstances, equitable remedies or non-monetary relief, such as an injunction, may remain available to a stockholder seeking redress from any such violation.

The Registrant also has the obligation, pursuant to Article Ten of the Registrant’s bylaws and under certain indemnification agreements, to indemnify any officer or director of the Registrant for all expenses actually and reasonably incurred by them in connection with any legal action brought or threatened against such person for or on account of any action or omission alleged to have been committed because such person was an officer or director, if the person acted in good faith and in a manner which the person believed to be in, or believed was not opposed to, the best interests of the Registrant and, with respect to criminal actions, such person had no reasonable cause to believe his conduct was unlawful; provided that such indemnification shall not be made if a final adjudication establishes such person’s acts or omissions involved intentional misconduct, fraud, or a knowing violation of law and was material to the cause of action. The Registrant also maintains liability insurance for its directors and officers in order to limit its exposure to liability for indemnification of such persons. These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

Item 7.	Exemption from Registration Claimed

Not applicable.

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Item 8.	Exhibits

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

No.	Description
3.1	Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to Registration Statement No. 333-134145 filed with the Commission on July 6, 2006).

3.2	By-Laws of Allegiant Travel Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed with the Commission on July 25, 2024).

4.1
SCA Acquisition Holdings, LLC Amended and Restated Equity Incentive Plan, dated as of July 1, 2019 (incorporated by reference to Exhibit 10.40 to Sun Country Airlines Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-252858)).

4.2	Sun Country 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.2 to Sun Country Airlines Holdings, Inc.’s Registration Statement on Form S-8 (File No. 333-254371)).

4.3*	Amendment No. 1 to the Sun Country 2021 Omnibus Incentive Plan.

5.1*	Opinion of Robert B. Goldberg, regarding the legality of the securities being offered hereby (including consent).

23.1*	Consent of Robert B. Goldberg (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP, independent registered public accounting firm.

24.1*	Powers of Attorney (included on the signature page hereto).

107*	Filing Fee Table

*	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Allegiant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on May 13, 2026.

ALLEGIANT TRAVEL COMPANY

By:	/s/ Gregory Anderson
Name:	Gregory Anderson
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory Anderson, Robert J. Neal and Robert B. Goldberg, or any of them, as his, her, or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his, her, or its name, place and stead, in any and all capacities, to file and sign any and all amendments to this registration statement, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory Anderson	Chief Executive Officer and Director (Principal Executive Officer)	May 13, 2026
Gregory Anderson

/s/ Robert J. Neal	President and Chief Financial Officer (Principal Financial Officer)	May 13, 2026
Robert J. Neal

/s/ Rebecca J. Aretos	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	May 13, 2026
Rebecca J. Aretos

/s/ Maurice J. Gallagher, Jr.	Chairman of the Board	May 13, 2026
Maurice J. Gallagher, Jr.

/s/ Montie Brewer	Director	May 13, 2026
Montie Brewer

/s/ Gary Ellmer	Director	May 13, 2026
Gary Ellmer

/s/ Linda Marvin	Director	May 13, 2026
Linda Marvin

/s/ Ponder Harrison	Director	May 13, 2026
Ponder Harrison

/s/ Sandra Douglass Morgan	Director	May 13, 2026
Sandra Douglass Morgan

/s/ Charles Pollard	Director	May 13, 2026
Charles Pollard